Exhibit 10.7

People’s United Bank

Split-Dollar Cash Value Restoration Plan

This Plan, made effective the 10th day of July, 2003 (the Effective Date), as amended effective January 1, 2008, is intended to provide a portion of the benefits previously provided to certain executive officers of People’s United Bank pursuant to a split-dollar life insurance program maintained by the Bank.

§1. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any company controlling, controlled by or under common control with the Bank.

“Age at Termination” means an Eligible Officer’s age, expressed as a whole number of years without any adjustment for fractional years, on the date of such Eligible Officer’s termination of employment prior to age 65.

“Bank” means People’s United Bank, a federally-chartered capital stock savings bank, and any successor thereto.

“Benefit” means the amount of the benefit payable to an Eligible Officer as calculated in accordance with Section 3 hereof.

“Board” means the Board of Directors of the Bank.

“Business Day” means any day other than a Saturday, Sunday, or other day on which the corporate headquarters of the Bank is not open for business.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor thereto.

“Combined Tax Rate” means the sum of (a) the Federal Rate, (b) the State Rate, (c) the OASDI Rate, and (d) the HI Rate; provided, however, that the OASDI Rate and/or the HI Rate (as applicable) shall not be included in the Combined Tax Rate to the extent, on the Payment Date, the Bank is not required to withhold FICA taxes based on one or both of such rates; and provided further, that the Committee may from time to time in its discretion revise the definition of Combined Tax Rate to reflect changes in the tax laws (other than changes in one or more of the Federal Rate, State Rate, OASDI Rate or HI Rate) applicable to the payment of Benefits hereunder, insofar as such changes would affect the personal tax obligations of the Eligible Officer receiving the Benefit.

“Committee” means the Human Resources Committee of the Board, or such other Committee as may be described in Section 2 hereof.

“Disability” means permanent and total disability as determined under procedures established by the Committee for purposes of the Bank’s 1998 Long-Term Incentive Plan, or any successor thereto.

“Effective Date” has the meaning set forth in the preamble to the Plan.

“Eligible Officer” means an individual who (a) served as an Executive Vice President or more senior officer of the Bank on July 30, 2002 (the effective date of the Sarbanes-Oxley Act of 2002), and (b) serves as an Executive Vice President or more senior officer of the Bank on the effective date of this Plan.

“Employment with the Bank” (and terms substantially equivalent thereto, whether or not capitalized) means a subsisting employer-employee relationship between the Bank and the Eligible Officer.

“FDIC” means the Federal Deposit Insurance Corporation or any successor agency thereto.

“Federal Rate” means the highest marginal rate in effect on any applicable Payment Date at which basic income taxes are imposed pursuant to the Code on income earned by individuals. The Federal Rate shall be determined without reference to or adjustment for any applicable credits or deductions, or for any other taxes (e.g., the alternative minimum tax) or surtaxes that may be imposed pursuant to the Code, or for any special tax rates that may apply to income derived from specific sources (e.g., dividends or capital gains). The Federal Rate is 35.0% on the Effective Date.

“Full Benefit” means, for each Eligible Officer under the Plan, the difference between (a) the amount reflected in Schedule A hereto as the “Projected Benefit” payable to such Eligible Officer at age 65, minus (b) the Net Projected Cash Surrender Value (updated no less often than annually) at age 65 of the Policy or Policies insuring the life of such Eligible Officer, and minus (c) the amount of any outstanding loan against the Policy or Policies insuring the life of such Eligible Officer.

“HI Rate” means the rate at which employers are required to withhold the employee’s portion of so-called FICA taxes in order to fund Medicare or “HI” benefits (without regard to any applicable earnings caps) on any applicable Payment Date. The HI Rate is 1.45% on the Effective Date.

“Net Projected Cash Surrender Value” means, with respect to all Policies insuring the life of an Eligible Officer, the projected cash surrender value of such Policy (or, in the event multiple Policies are in effect, the aggregate projected cash surrender value of all such Policies) at the Eligible Officer’s Age at Termination or age 65 (whichever is applicable), minus an amount equal to the aggregate premiums paid by the Bank prior to July 30, 2002 to provide insurance benefits to such Eligible Officer pursuant to the split-dollar life insurance program previously maintained by the Bank for the benefit of its executive officers generally, to the extent the Bank is entitled to reimbursement of such previously paid premiums.

“Nominal State Rate” means, on any applicable Payment Date, the highest marginal rate at which basic income taxes are imposed pursuant to the State Code on income earned by individuals. The Nominal State Rate shall be determined without reference to or adjustment for any applicable credits or deductions, or for any other taxes or surtaxes that may be imposed pursuant to the State Code, or for any special tax rates that may apply to income derived from specific sources (e.g., dividends, interest or capital gains). The Nominal State Rate is 5% on the Effective Date.

“OASDI Rate” means the rate at which employers are required to withhold the employee’s portion of so-called FICA taxes in order to fund Social Security or “OASDI” benefits (without regard to any applicable earnings caps) on any applicable Payment Date. The OASDI Rate is 6.20% on the Effective Date.

“Paid-up Policy” means a fully paid up whole life insurance policy issued by Northwestern Mutual Life Insurance Company and insuring the life of an Eligible Officer.

“Payment Date” means the first regularly scheduled payroll date in the seventh month following termination of the Eligible Officer’s employment with the Bank.

“Plan” means this Deferred Compensation Plan for Certain Executive Officers, as set forth herein and as hereinafter amended from time to time.

“Policy” or “Policies” means, with respect to each Eligible Officer, the Paid-up Policy or Variable Policy, or both (as the case may be) insuring the life of such Eligible Officer, as identified by issuer and policy number in Schedule B hereto under such Eligible Officer’s name.

“Pre-Retirement Benefit” means, for each Eligible Officer under the Plan, the difference between (a) the amount reflected in Schedule A hereto as the “Projected Benefit” payable to such Eligible Officer at the Eligible Officer’s Age at Termination, minus (b) the Net Projected Cash Surrender Value (updated no less often than annually) of the Policy or Policies insuring the life of such Eligible Officer at such Eligible Officer’s Age at Termination, and minus (c) the amount of any outstanding loan against the Policy or Policies insuring the life of such Eligible Officer.

“Retirement” means the termination of an Eligible Officer’s employment at or after age 65.

“State Code” means the provisions of Title 12, Chapter 229 of the Connecticut General Statutes, imposing an income tax on residents of the State of Connecticut, as the same may be amended from time to time, and any successor thereto.

“State Rate” means the product obtained by multiplying (i) the Nominal State Rate, by (ii) the difference obtained by subtracting the Federal Rate (expressed as a decimal) from one.

“Termination for Cause” (and terms substantially equivalent thereto, whether or not capitalized) means a termination of employment by reason of an Eligible Officer’s act of dishonesty, moral turpitude, insubordination, or an intentional or grossly negligent act detrimental to the interests of the Bank or any Affiliate.

“Variable Policy” means a variable life insurance policy issued by New England Life Insurance Company and insuring the life of an Eligible Officer.

§2. Administration. The Plan shall be administered by the Committee or such other committee of the Board that is designated and empowered to perform the functions of the Committee. The Committee shall supervise and administer the Plan and shall have plenary powers and authority to adopt, amend and rescind such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection therewith as may be necessary or advisable. Any questions of interpretation of the Plan or any such rules and regulations, shall be determined by the Committee, and such determinations shall be binding and conclusive, and such determinations shall be binding and conclusive for all purposes and upon all persons.

§3. Calculation of Benefit. The Benefit payable to an Eligible Officer pursuant to this Plan shall be determined as follows:

(a)	Termination by Reason of Retirement. If an Eligible Officer’s employment terminates by reason of Retirement, the benefit amount shall be equal to the quotient obtained by dividing (i) the Full Benefit, by (ii) the difference obtained by subtracting the Combined Tax Rate (expressed as a decimal) from one.

(b)	Termination Other than by Reason of Retirement or Death. If an Eligible Officer’s employment terminates for any reason other than Retirement or death (e.g., by reason of disability, resignation or involuntary discharge prior to age 65), the benefit amount shall be equal to the quotient obtained by dividing (i) the Pre-Retirement Benefit, by (ii) the difference obtained by subtracting the Combined Tax Rate (expressed as a decimal) from one.

(c)	Termination by Reason of Death. If an Eligible Officer’s employment terminates by reason of his or her death, no benefits shall be payable pursuant to this Plan.

§4. Withholding Taxes. In determining the net amount to be paid to an Eligible Officer, the Bank shall deduct from the amount determined pursuant to Section 3 any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any payment made pursuant to this Plan.

§5. Payment of Benefit. Following termination of an Eligible Officer’s employment with the Bank for any reason other than death, the Bank shall, on the Payment Date, pay the Benefit, net of all taxes withheld pursuant to Section 4, to the Eligible Officer (or to his or her duly designated beneficiaries or to his or her estate, if the Eligible Officer shall have died prior to the Payment Date); provided, however, that no benefits shall be paid or payable to an Eligible Officer (or to his or her beneficiaries or estate, if applicable) pursuant to this Plan if (a) his or her employment is terminated for cause, or (b) prior to the Payment Date, the Bank notifies the Eligible Officer (or his or her beneficiary or the legal representatives of his or her estate) that the Bank is aware of facts that would have justified the Eligible Officer’s termination for cause, or (c) the Eligible Officer shall have acted in disregard of the provisions of Section 6 hereof.

§6. Actions Affecting Policy. An Eligible Officer shall not (a) except in connection with the termination of his or her employment by the Bank and in conjunction with the payment of Benefits hereunder, cancel, surrender or otherwise take any action that would cause any Policy insuring his or her life to lapse; (b) in the case of a Variable Policy insuring his or her life, make investment elections other than those approved in advance by the Bank; or (c) take any action with respect to any Policy insuring his or her life that would (i) change the manner in which dividends payable pursuant to the Policy are applied, or (ii) otherwise adversely affect the projected cash surrender value of the Policy. The foregoing shall not be construed to prohibit the Eligible Officer from borrowing against the cash surrender value of any Policy insuring his or her life.

§7. Prohibited Payments. Notwithstanding any other provision of this Plan, the Bank shall not be obligated to make, and no Eligible Officer shall have a right to receive, any payment, benefit or amount under this Plan which would violate any law, regulation or regulatory order applicable (directly or indirectly) to the Bank at the time such payment, benefit or amount is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the FDIC. In such event, any payment, benefit or amount payable pursuant to this Plan (but for the provisions of this Section 7) shall be due and payable within 30 days of the first date on which the Bank may legally make such payment. The Bank will use reasonable efforts to obtain the FDIC’s permission to make such payments.

§8. General Provisions. The following general provisions shall apply to the Plan:

(a)	The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Connecticut.

(b)	Nothing contained in the Plan shall prevent the Bank or any Affiliate from adopting other or additional compensation arrangements for Eligible Officers.

(c)	Adoption of the Plan shall not confer upon any Eligible Officer any right to continued employment nor shall it interfere in any way with the right of the Bank or any Affiliate to terminate the employment of an Eligible Officer at any time.

(d)	Each Eligible Officer shall have the status of a general creditor of the Bank with respect to the benefits payable pursuant to this Plan, and no Eligible Officer shall have any claim against any specific asset or assets of the Bank (including any investment purchased or designated by the Bank as a source of funding for the Bank’s obligations hereunder) for the payment of such benefits.

(e)	The Committee shall establish such procedures as it deems appropriate for an Eligible Officer to designate one or more beneficiaries to whom any amounts payable in the event of such officer’s death are to be paid.

(f)	The Board of Directors of the Bank may amend the Plan as it deems appropriate in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or regulatory guidance issued pursuant thereto.

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